WILLSCOT CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS AND REAFFIRMS 2019 OUTLOOK

BALTIMORE (March 14, 2019) - WillScot Corporation (“WillScot” or the "Company") (Nasdaq: WSC) today announced its fourth quarter and full year 2018 financial results and reaffirmed its 2019 outlook. The fourth quarter results mark the first quarter to include a full three months of contribution from ModSpace operations acquired by WillScot in August 2018.
Fourth Quarter 2018 Financial Highlights1,2
•Revenues of $257.4 million, representing a 113.8% (or $137.0 million) year over year increase, driven by growth in core leasing and services revenues of $124.4 million, or 119.8% primarily as a result of the impact of the Acton and ModSpace acquisitions and organic growth. Pro forma revenues3 increased 2.8% to $257.4 million driven by a 17.9% increase in core modular leasing revenues as a result of rate improvements, offset by lower modular delivery and installation, new unit, and rental unit sales volumes.
•Consolidated modular space average monthly rental rate increased to $562 representing a 1.1% increase year over year. Pro forma monthly rental rates4 increased 11.3% year over year, driven primarily by a 12.6% year-over-year increase in our core Modular - US Segment.
•Consolidated modular space units on rent increased 52,423 or 121.6% year over year, driven by recent acquisitions, and average modular space utilization increased 110 basis points (“bps”) year over year to 73.0%. Pro forma utilization4 increased 290 bps year over year in the Modular - US segment and 250 bps on a consolidated basis.
•Consolidated net loss of $10.4 million improved by $115.0 million versus prior year and included $28.7 million of discrete costs expensed in the period related to transaction costs, restructuring costs and integration activities. The $28.7 million of discrete costs included $8.3 million of restructuring costs and $20.4 million of transaction and integration costs.
•Adjusted EBITDA of $73.5 million from our Modular - US and Modular - Other North America segments (the “Modular Segments”), represents a 103.6% (or $37.4 million) year over year increase as compared to the same period in 2017.
2018 Full Year Financial Highlights1,2
•Revenues of $751.4 million, representing a 68.5% (or $305.5 million) year over year increase, driven by growth in core leasing and services revenues of $285.1 million, or 73.5% primarily as a result of the impact of the Acton and ModSpace acquisitions and organic growth. On a pro forma basis, total revenues increased $80.7 million, or 8.2%, to $1,064.0 million driven by a 16.0% increase in core modular leasing revenues.
•Consolidated modular space average monthly rental rate increased to $552 representing a 2.6% increase year over year. Pro forma monthly rental rates4 increased 10.7% year over year, driven primarily by an 11.9% year-over-year increase in our core Modular - US segment
•Consolidated modular space units on rent increased 28,994 or 70.3% year over year, including both organic growth and growth from recent acquisitions, and average modular space utilization increased 130 bps year over year to 71.6%. Pro forma average modular space units on rent4 increased 0.5% year over year in the Modular - US segment, and declined 1.7% in the Modular - Other North America segment. Pro forma utilization4 increased 230 bps year over year in the Modular - US segment and 200 bps on a consolidated basis.
•Consolidated net loss of $53.6 million improved by $96.2 million versus prior year and included $86.1 million of discrete costs expensed in the period related to transaction costs, bridge financing costs, restructuring costs and integration activities, as the Company substantially advanced restructuring and integration efforts related to its acquisitions and recapitalized its balance sheet. The $86.1 million of discrete costs included $15.5 million of restructuring costs, $30.0 million of integration costs, $20.5 million of interest expense representing bridge financing and upfront commitment fees, and $20.1 million of transaction costs.
•Adjusted EBITDA of $215.5 million from our Modular Segments, representing a 73.9% (or $91.6 million) year over year increase as compared to the same period in 2017. This represents the midpoint of management's 2018 outlook, which was increased on October 1, 2019 to incorporate ModSpace's expected results.
•On a pro forma basis, Adjusted EBITDA in 2018 for the Modular Segments totaled $284.5 million, up $31.5 million, or 12.5% organically from $253.0 million in 2017. These pro forma results do not include over $60.0 million of incremental cost savings that management expects to realize from the ModSpace and Acton acquisitions, as well as incremental revenue growth from increased penetration of ‘Ready to Work’ solutions across the combined portfolio. Consolidated pro forma Adjusted EBITDA of $284.5 million was up $46.7 million, or 19.6% over 2017.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2018	2017	2018	2017
Revenue	$257,404	$120,382	$751,412	$445,942
Consolidated net loss	$(10,387)	$(125,380)	$(53,572)	$(149,812)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted EBITDA(2) by Segment (in thousands)	2018	2017	2018	2017
Modular - US	$67,240	$31,633	$196,410	$110,822
Modular - Other North America	6,267	4,513	19,123	13,099
Modular Segments Adjusted EBITDA	73,507	36,146	215,533	123,921
Corporate & other	—	(4,915)	—	(15,112)
Consolidated Adjusted EBITDA	$73,507	$31,231	$215,533	$108,809

	Pro forma Combined Year Ended December 31,		2018 vs. 2017
Pro forma Results[3] (in thousands)	2018	2017	$ Change	% Change
Revenue	$1,064,021	$983,334	$80,687	8.2%
Net loss	$(30,012)	$(212,415)	$182,403

Other Financial Data:
Adjusted EBITDA - Modular - US2	$262,504	$224,233	$38,271	17.1%
Adjusted EBITDA - Modular - Other North America[2]	22,024	28,803	(6,779)	(23.5)%
Adjusted EBITDA - Modular Segments[2]	284,528	253,036	31,492	12.4%
Adjusted EBITDA - Corporate & other[2,5]	—	(15,112)	15,112	100.0%
Pro Forma Adjustments	—	(70)	70	100.0%
Consolidated Adjusted EBITDA[2]	$284,528	$237,854	$46,674	19.6%

1 - WillScot (formerly known as Double Eagle Acquisition Corp.) acquired Williams Scotsman International, Inc. (“WSII”) on November 29, 2017 (the "Business Combination"). The Business Combination was accounted for as a reverse acquisition of Double Eagle Acquisition Corp. by WSII. Prior to completing the Business Combination, WSII’s parent company (the "Algeco Group") undertook an internal restructuring in which WSII’s remote accommodations business was removed from WSII. Financial results from WSII’s former remote accommodations business are presented as discontinued operations in the financial statements. As a result of the Business Combination, (i) Williams Scotsman’s consolidated financial results for periods prior to November 29, 2017, reflect the financial results of WSII and its consolidated subsidiaries, as the accounting predecessor to Williams Scotsman, and (ii) for periods from and after this date, Williams Scotsman’s financial results reflect those of Williams Scotsman and its consolidated subsidiaries (including WSII and its subsidiaries) as the successor following the Business Combination.
2 - Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA, as well as segment-level results to net loss, have been provided in the financial statement tables included in this press release. An explanation of these non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” Please see the non-GAAP reconciliation tables included at the end of this press release.
3 - The pro forma financial information contained in this press release includes the results of WillScot, Acton, and ModSpace for all periods presented. The Acton and ModSpace acquisitions closed December 20, 2017 and August 15, 2018, respectively.
4 - The pro forma performance metrics contained in this press release (including average units on rent, average monthly rental rate, and utilization), include the results of WillScot and all previous acquisitions for all periods presented, including the Acton, ModSpace, and Tyson acquisitions. The Tyson acquisitions closed on January 3, 2018.
5 - Included in Corporate & other are selling, general and administrative expenses related to the Algeco Group's corporate costs incurred prior to or as part of the Business Combination which are not anticipated to be part of the ongoing costs of WillScot.

Integration Update
In August 2018, we acquired ModSpace, the largest privately held provider of office trailers, portable storage units and modular buildings in the US and Canada, for a total purchase price of $1.2 billion.
We have since made significant progress integrating ModSpace's operations into the WillScot organizational structure, branch footprint, shared services, and information technology platform. In particular,
•effective November 1, 2018, our combined sales organization began to write new contracts using WillScot's pricing and information technology platforms and value-added products and services ("VAPS") offering;
•effective November 5, 2018, we consolidated more than 200 locations in the US and Canada historically serving WillScot, Tyson, Acton and ModSpace into approximately 120 locations; and
•effective January 7, 2019, we completed the remaining IT system cut over and began billing all units on rent out of the WillScot platform, and we completed the final runoff of ModSpace accounts receivable and payable in March.
We will continue to consolidate and liquidate real estate positions and relocate fleet acquired in the Acton and ModSpace acquisitions consistent with our integration plan. As of March 14, 2019, 9 owned real estate locations to be exited had been listed for sale (representing $15 million of net book value), 10 locations have been identified to be exited and sold (representing $14 million of net book value), and 43 owned real restate locations (representing $58 million of net book value) will be retained and financing alternatives evaluated.
Management Commentary2,6
Brad Soultz, President and Chief Executive Officer of WillScot commented, "Over a year ago, we committed to doubling the company through both organic growth and acquisitions without overpaying or over-leveraging. I am pleased to report that we have delivered on that commitment. Our fourth quarter results represent the first time that our financial results include the three acquisitions we have completed since returning to the public markets. Revenue and Adjusted EBITDA for the quarter were up 113.8% and 103.6%, respectively, over the prior year.
Our execution of the Acton and ModSpace commercial, operational, and systems integrations, on budget and earlier than scheduled, have enabled us to begin to realize $70 million of annualized forecasted cost synergies. Synergy realization, coupled with our revenue trajectory exiting 2018 (including our early progress on rate optimization and improving VAPS penetration), provides us with a high degree of confidence in achieving our 2019 Adjusted EBITDA guidance of $345-$365 million. We expect 80% of these cost synergies to be delivered and represented in our annual run rate by the fourth quarter of 2019, with 90% of the associated integration expenses incurred in the first half of this year. These levers, which are all largely in management's control, support an annualized Adjusted EBITDA run rate of $400 million, 35% Adjusted EBITDA margins, and substantial discretionary free cash flow as we exit 2019."
Tim Boswell, Chief Financial Officer commented, "A key strength of our operating platform is the predictability of our lease revenue streams, which results from our 30 month average lease durations. Our fourth quarter results met our high expectations financially and exceeded those expectations operationally, given our progress with the integrations. Our core commercial drivers remain strong with pro forma modular space average rental rates4 in our Modular - US Segment up 12.6% year over year, which is now the fifth quarter in a row with growth exceeding 10% driven by both continued improvement in base rental rates and expansion of our Ready to Work value proposition. Continuation of this commercial trend and the realization of cost synergies are the simple foundation that supports our 2019 Adjusted EBITDA Outlook of $345 to $365 million in 2019."

Fourth Quarter 2018 Results
Total consolidated revenues increased 113.8% to $257.4 million, as compared to $120.4 million in the prior year quarter. Pro forma revenues increased 2.8% to $257.4 million.
•Modular - US segment revenue increased 125.0% to $233.1 million, as compared to $103.6 million in the prior year quarter with core leasing and services revenues up $115.1 million, or 124.7% year over year.
•Modular space average monthly rental rate of $563, representing a 0.5% year over year increase. Organic increases on unit pricing and VAPS pricing and penetration on the WillScot legacy fleet were partially offset by lower rates on units acquired from Acton and Tyson and to a lesser extent, ModSpace, and by lower VAPS pricing and penetration on all acquired fleet. Pro forma monthly rental rates4 increased 12.6% year over year.
•Average modular space units on rent increased 48,642, or a 128.9% year over year increase, primarily resulting from our acquisitions. Pro forma units on rent4 decreased 1.0% year over year, and pro forma utilization4 tightened by 290 basis points year over year, as the Company executed major integration and fleet rebalancing activities across the branch network.

6 - Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.

•Modular - Other North America segment revenue increased 43.8% to $24.3 million, compared to $16.9 million in the prior year quarter, with modular space average units on rent up 70.0% and average monthly rental rate up 3.6% compared to the prior year quarter.
•On a pro forma basis, Modular - Other North America segment modular space units on rent4 decreased 2.1% as a result of a scheduled oil & gas sector project completion in ModSpace's Western Canada operations prior to the acquisition date, however modular space units on rent have been stable since the first quarter of 2018. Pro forma modular space rental rate4 decreased 1.6% compared to the prior year quarter.
•The Modular Segments delivered Adjusted EBITDA of $73.5 million, up 103.6% compared to $36.1 million in the prior year quarter. And Adjusted EBITDA margins declined 140 bps year over year to 28.6%, as a result of the first full quarterly contribution from ModSpace at an approximately 24% contribution margin, prior to realization of the estimated $60.0 million of annual reoccurring cost synergies.
•Modular - US segment Adjusted EBITDA increased 112.7% to $67.2 million, and Modular - Other North America segment Adjusted EBITDA increased $1.8 million to $6.3 million from the prior year quarter. Consolidated Adjusted EBITDA increased 135.6% to $73.5 million, as compared to $31.2 million in the prior year quarter.
Full Year 2018 Results
Total consolidated revenues increased 68.5% to $751.4 million, as compared to $445.9 million in the prior year. On a Pro forma basis total revenues increased $80.7 million, or 8.2%, to $1,064.0 million
•Modular - US segment revenue increased 72.5% to $677.6 million, as compared to $392.9 million in the prior year with core leasing and services revenues up $262.2 million, or 75.9% year over year.
•Modular space average monthly rental rate of $551, representing a 2.4% year over year increase. Organic increases on unit pricing and VAPS pricing and penetration on the WillScot legacy fleet were partially offset by lower rates on units acquired from Acton and Tyson and to a lesser extent, ModSpace, and by lower VAPS pricing and penetration on all acquired fleet. Pro forma monthly rental rates4 increased 11.9% year over year.
•Average modular space units on rent increased 27,170, or a 75.1% year over year increase, primarily resulting from our acquisitions. Pro forma units on rent4 increased 0.5% year over year.
•Average modular space monthly utilization decreased 20 bps to 73.7%. This decrease was driven by lower utilization on the acquired Acton fleet as compared to the overall average. Pro forma utilization4 increased 230 bps year over year.
•Modular - Other North America segment revenue increased 37.4% to $73.8 million, compared to $53.7 million in the prior year, with modular space average units on rent up 35.8% and average monthly rental rate up 5.1% compared to the prior year.
•On a pro forma basis, Modular - Other North America segment modular space units on rent4 decreased 1.7% as a result of a scheduled oil & gas project completion in ModSpace's Western Canada operations prior to the acquisition date. Modular space units on rent have been stable since the first quarter of 2018, however, and pro forma modular space rental rate4 increased 0.2% compared to the prior year.
•The Modular Segments delivered Adjusted EBITDA of $215.5 million, up 73.9% compared to $123.9 million in the prior year. Adjusted EBITDA margins expanded by 100 bps to 28.7%, due to the organic increases in pricing and value-added products revenue, as well as the realization of cost synergies from the Acton acquisition, partly offset by the lower contribution margin from acquired ModSpace revenues in the last four and one half months of 2018.
•Modular - US segment Adjusted EBITDA increased 77.3% to $196.4 million, and Modular - Other North America segment Adjusted EBITDA increased $6.0 million to $19.1 million from the prior year. Consolidated Adjusted EBITDA increased 98.1% to $215.5 million, as compared to $108.8 million in the prior year.
•On a pro forma basis, Adjusted EBITDA in 2018 for the Modular Segments totaled $284.5 million, up $31.5 million, or up 12.5% organically from $253.0 million in 2017. Pro forma Adjusted EBITDA margins for the Modular Segments increased by 100 bps to 26.7%, due to organic increases in pricing and values-added products, as well as the realization of Acton-related cost synergies, but prior to the realization of an estimated $60.0 million of ModSpace-related cost synergies.
•Pro forma Modular - US segment Adjusted EBITDA increased $38.3 million, or 17.1% to $262.5 million from $224.2 million and pro forma Modular - Other North America segment Adjusted EBITDA decreased $6.8 million to $22.0 million from $28.8 million in the prior year.

Capitalization and Liquidity Update
Capital expenditures from continuing operations increased $23.0 million, or 82.4%, to $50.9 million for the three months ended December 31, 2018, from $27.9 million for the three months ended December 31, 2017. Net capital expenditures also increased $23.1 million, or 124.3%, to $41.7 million for the three months ended December 31, 2018. For the year ended December 31, 2018, total capital expenditures from continuing operations increased $59.2 million, or 55.7% to $165.5 million from $106.3 million for the year ended December 31, 2017. Net capital expenditures for rental equipment increased $56.0 million to $130.1 million, and total net capital expenditures increased $55.0 million, or 69.0% to $134.7 million for the year ended December 31, 2018. The increases for both periods were driven by increased spend for refurbishments to improve utilization, as well as value-added products and services to increase revenue, across the combined fleet following our Acton, Tyson, and ModSpace acquisitions, which in the fourth quarter was more than double the size of the fleet supported by our 2017 capital investments.
During the year ended December 31, 2018, our total long-term debt balance increased by $1,049.7 million to $1,674.5 million primarily to fund cash consideration for the ModSpace acquisition in the third quarter.
As of December 31, 2018, we had $532.6 million of availability under the ABL Facility.
On November 6, 2018, we entered into an interest rate swap transaction with a financial counterparty that effectively converts $400.0 million in aggregate notional amount of its variable-rate debt into fixed-rate debt. The Company pays a fixed rate of 3.06% and receives a variable rate monthly equal to one-month LIBOR rate. The swap transaction, which matures on May 29, 2022 along with our ABL Facility, was consummated to mitigate the interest rate risk inherent in our floating-rate ABL Facility.
Warrant Exchange
In December 2018, we completed a tender offer whereby 45,131,827 of our 2015 warrants were exchanged for 8,205,841 new shares of WillScot Class A common stock. Based on the economics of the exchange, we recognized a $2.1 million non-cash deemed dividend in our fourth quarter financial results.
Reaffirmation of 2019 Outlook
Management reaffirmed the Company's outlook for the full year 2019, which we announced previously on January 9, 2019. This guidance is subject to the risks and uncertainties described in the "Forward-Looking Statements" below, and the 2019 guidance includes:
• Total revenue between $1.05 billion and $1.15 billion
• Adjusted EBITDA between $345 million and $365 million6
• Net capital expenditures (after gross rental unit sales) between $130 million and $160 million7
Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, pro forma revenue, pro forma Adjusted EBITDA, net capital expenditures, and net rental capital expenditures. Adjusted EBITDA is defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to business operations including net currency losses, change in fair value of contingent considerations, goodwill and other impairment charges, restructuring costs and other non-recurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Net capital expenditures is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, plus purchases of property, plant and equipment, reduced by proceeds from the sale of rental equipment. Net rental capital expenditures is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, reduced by proceeds from the sale of rental equipment. Pro forma revenue and pro forma Adjusted EBITDA are defined the same as revenue and Adjusted EBITDA, but include pre-acquisition results from Acton and ModSpace for all periods presented. WillScot believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of WillScot to its competitors; and (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends. WillScot believes that pro forma revenue and pro forma Adjusted EBITDA are useful to investors because they allow investors to compare performance of the combined company over various reporting periods on a consistent basis WillScot believes that net capital expenditures and net rental capital expenditures provide useful additional information concerning cash flow available to meet future debt service obligations. However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial

7 - Net capital expenditures is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.

measures differently, and therefore WillScot’s non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of non-GAAP Financial Measures" included in this press release.

Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to WillScot without unreasonable effort. We cannot provide reconciliations of forward looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to WillScot without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. WillScot provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information
WillScot will host a conference call and webcast to discuss its fourth quarter and full year 2018 results at 10 a.m. Eastern Time on Friday, March 15, 2019. The live call can be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website https://investors.willscot.com. Choose "Events" and select the information pertaining to the Q4 WSC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website.

About WillScot Corporation
Headquartered in Baltimore, Maryland, WillScot is the public holding company for the Williams Scotsman family of companies. WillScot trades on the Nasdaq stock exchange under the ticker symbol "WSC," and is the specialty rental services market leader providing innovative modular space and portable storage solutions across North America. WillScot is the modular space supplier of choice for the construction, education, health care, government, retail, commercial, transportation, security and energy sectors. With over half a century of innovative history, organic growth and strategic acquisitions, WillScot serves a broad customer base from over 120 locations throughout the United States, Canada and Mexico, with a fleet of approximately 160,000 modular space and portable storage units.
Forward-Looking Statements
This news release contains forward-looking statements (including affirmation of earnings guidance) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimates,” “expects,” “anticipates,” “believes,” “forecasts,” “plans,” “intends,” “may,” “will,” “should,” “shall” and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although WillScot believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations (including the acquired ModSpace assets and operations); our ability to achieve planned synergies related to acquisitions; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; implementation of tax reform; our ability to implement and maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ending December 31, 2017), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and WillScot disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Additional Information and Where to Find It
Additional information about the transaction can be found on our investor relations website at http://investors.willscot.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Mark Barbalato	Scott Junk
investors@willscot.com	scott.junk@willscot.com

WillScot Corporation
Consolidated Statements of Operations
(Unaudited; in thousands, except share and per share data)

	Years Ended December 31,
	2018	2017	2016
Revenues:
Leasing and services revenue:
Modular leasing	$518,235	$297,821	$283,550
Modular delivery and installation	154,557	89,850	81,892
Sales:
New units	53,603	36,371	39,228
Rental units	25,017	21,900	21,942
Total revenues	751,412	445,942	426,612
Costs:
Costs of leasing and services:
Modular leasing	143,120	83,588	75,516
Modular delivery and installation	143,950	85,477	75,359
Costs of sales:
New units	36,863	26,025	27,669
Rental units	16,659	12,643	10,894
Depreciation of rental equipment	121,436	72,639	68,981
Gross profit	289,384	165,570	168,193
Expenses:
Selling, general and administrative	254,871	162,351	139,093
Other depreciation and amortization	13,304	8,653	9,019
Impairment losses on goodwill	—	60,743	5,532
Impairment losses on property, plant and equipment	1,600	—	—
Restructuring costs	15,468	2,196	2,810
Currency losses (gains), net	2,454	(12,878)	13,098
Other (income) expense, net	(4,574)	2,827	1,831
Operating income (loss)	6,261	(58,322)	(3,190)
Interest expense	98,433	119,308	94,671
Interest income	—	(12,232)	(10,228)
Loss from continuing operations before income tax	(92,172)	(165,398)	(87,633)
Income tax benefit	(38,600)	(936)	(24,502)
Loss from continuing operations	(53,572)	(164,462)	(63,131)
Income from discontinued operations, net of tax	—	14,650	32,195
Net loss	(53,572)	(149,812)	(30,936)
Net loss attributable to non-controlling interest, net of tax	(4,532)	(2,110)	—
Net loss attributable to WillScot	(49,040)	(147,702)	(30,936)
Non-cash deemed dividend related to warrant exchange	(2,135)	—	—
Net loss attributable to WillScot common shareholders	$(51,175)	$(147,702)	$(30,936)

Net (loss) income per share attributable to WillScot common shareholders– basic and diluted
Continuing operations	$(0.59)	$(8.21)	$(4.34)
Discontinued operations	$—	$0.74	$2.21
Net loss per share attributable to WillScot common shareholders	$(0.59)	$(7.47)	$(2.13)

Weighted average shares: basic & diluted	87,209,605	19,760,189	14,545,833

Unaudited Quarterly Consolidated Operating Data
Quarterly Consolidated Results for the Year Ended December 31, 2018

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue	$134,751	$140,333	$218,924	$257,404	$751,412
Gross profit	$50,921	$54,640	$80,946	$102,877	$289,384
Adjusted EBITDA	$35,492	$41,916	$64,618	$73,507	$215,533
Net capital expenditures from continuing operations	$24,956	$29,390	$38,656	$41,742	$134,744
Modular space units on rent (average during the period)	54,112	54,521	75,413	95,549	70,257
Average modular space utilization rate	69.9%	70.3%	71.8%	73.0%	71.6%
Average modular space monthly rental rate	$534	$551	$561	$562	$552
Portable storage units on rent (average during the period)	13,986	13,496	15,781	18,297	15,480
Average portable storage utilization rate	70.3%	68.1%	68.0%	68.9%	68.9%
Average portable storage monthly rental rate	$118	$119	$120	$119	$119
Quarterly Consolidated Results for the Year Ended December 31, 2017

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue	$99,321	$110,077	$116,162	$120,382	$445,942
Gross profit	$37,938	$39,583	$41,269	$46,780	$165,570
Adjusted EBITDA	$21,946	$26,247	$29,385	$31,231	$108,809
Net capital expenditures from continuing operations	$17,476	$23,928	$19,727	$18,607	$79,738
Modular space units on rent (average during the period)	39,887	40,680	41,465	43,126	41,263
Average modular space utilization rate	68.3%	69.8%	71.3%	71.9%	70.3%
Average modular space monthly rental rate	$515	$534	$541	$556	$538
Portable storage units on rent (average during the period)	13,083	12,339	12,241	12,575	12,599
Average portable storage utilization rate	73.7%	70.0%	69.8%	71.2%	71.4%
Average portable storage monthly rental rate	$113	$114	$117	$120	$116

Unaudited Quarterly Segment Operating Data
Modular - US Quarterly Results
Quarterly Results for the Year Ended December 31, 2018

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue	$122,087	$124,813	$197,625	$233,065	$677,590
Gross profit	$46,808	$49,741	$73,007	$94,764	$264,320
Adjusted EBITDA	$32,612	$38,104	$58,454	$67,240	$196,410
Net capital expenditures	$23,838	$27,659	$35,824	$41,448	$128,769
Modular space units on rent (average during the period)	48,657	48,997	67,978	86,369	63,336
Average modular space utilization rate	71.8%	72.2%	73.8%	75.3%	73.7%
Average modular space monthly rental rate	$533	$549	$559	$563	$551
Portable storage units on rent (average during the period)	13,625	13,127	15,373	17,868	15,089
Average portable storage utilization rate	70.8%	68.5%	68.3%	69.4%	69.4%
Average portable storage monthly rental rate	$118	$120	$120	$119	$119
Quarterly Results for the Year Ended December 31, 2017

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue	$87,415	$98,209	$103,678	$103,631	$392,933
Gross profit	$33,815	$35,954	$37,766	$41,150	$148,685
Adjusted EBITDA	$23,683	$26,329	$29,177	$31,633	$110,822
Net capital expenditures	$17,802	$23,088	$18,974	$17,485	$77,349
Modular space units on rent (average during the period)	35,074	35,780	36,183	37,727	36,166
Average modular space utilization rate	72.3%	73.8%	74.7%	75.0%	73.9%
Average modular space monthly rental rate	$513	$535	$542	$560	$538
Portable storage units on rent (average during the period)	12,724	11,988	11,894	12,222	12,246
Average portable storage utilization rate	74.6%	70.7%	70.6%	71.9%	72.2%
Average portable storage monthly rental rate	$113	$114	$117	$119	$116

Modular - Other North America Quarterly Results
Quarterly Results for the Year Ended December 31, 2018

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue	$12,664	$15,520	$21,299	$24,339	$73,822
Gross profit	$4,113	$4,899	$7,939	$8,113	$25,064
Adjusted EBITDA	$2,880	$3,812	$6,164	$6,267	$19,123
Net capital expenditures	$1,118	$1,731	$2,832	$294	$5,975
Modular space units on rent (average during the period)	5,455	5,524	7,435	9,180	6,921
Average modular space utilization rate	56.6%	57.1%	57.3%	56.6%	56.8%
Average modular space monthly rental rate	$541	$573	$587	$546	$559
Portable storage units on rent (average during the period)	362	369	408	429	391
Average portable storage utilization rate	55.8%	57.4%	56.4%	54.0%	55.6%
Average portable storage monthly rental rate	$116	$116	$101	$101	$108
Quarterly Results for the Year Ended December 31, 2017

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue	$12,059	$12,010	$12,723	$16,864	$53,656
Gross profit	$4,266	$3,769	$3,744	$5,753	$17,532
Adjusted EBITDA	$3,119	$2,506	$2,961	$4,513	$13,099
Net capital expenditures	$(326)	$839	$672	$1,123	$2,308
Modular space units on rent (average during the period)	4,813	4,900	5,282	5,399	5,097
Average modular space utilization rate	48.9%	50.0%	54.1%	55.8%	52.2%
Average modular space monthly rental rate	$530	$534	$536	$527	$532
Portable storage units on rent (average during the period)	359	351	347	353	353
Average portable storage utilization rate	52.7%	51.8%	51.9%	54.0%	52.6%
Average portable storage monthly rental rate	$110	$118	$123	$125	$119
Corporate & Other Quarterly Results
Quarterly Results for the Year Ended December 31, 2018

(in thousands)	Q1	Q2	Q3	Q4	Full Year
Revenue	$—	$—	$—	$—	$—
Gross profit	$—	$—	$—	$—	$—
Adjusted EBITDA	$—	$—	$—	$—	$—
Quarterly Results for the Year Ended December 31, 2017

(in thousands)	Q1	Q2	Q3	Q4	Full Year
Revenue	$(153)	$(142)	$(239)	$(113)	$(647)
Gross profit	$(143)	$(140)	$(241)	$(123)	$(647)
Adjusted EBITDA	$(4,856)	$(2,588)	$(2,753)	$(4,915)	$(15,112)

WillScot Corporation
Consolidated Balance Sheets
(Unaudited; in thousands, except share data)

	December 31,
	2018	2017
Assets
Cash and cash equivalents	$8,958	$9,185
Trade receivables, net of allowances for doubtful accounts at December 31, 2018 and December 31, 2017 of $9,340 and $4,845, respectively	206,502	94,820
Inventories	16,218	10,082
Prepaid expenses and other current assets	21,828	13,696
Assets held for sale	2,841	—
Total current assets	256,347	127,783
Rental equipment, net	1,929,290	1,040,146
Property, plant and equipment, net	183,750	83,666
Goodwill	247,017	28,609
Intangible assets, net	131,801	126,259
Other non-current assets	4,280	4,279
Total long-term assets	2,496,138	1,282,959
Total assets	$2,752,485	$1,410,742
Liabilities and equity
Accounts payable	$90,353	$57,051
Accrued liabilities	84,696	48,912
Accrued interest	20,237	2,704
Deferred revenue and customer deposits	71,778	45,182
Current portion of long-term debt	1,959	1,881
Total current liabilities	269,023	155,730
Long-term debt	1,674,540	624,865
Deferred tax liabilities	67,384	120,865
Deferred revenue and customer deposits	7,723	5,377
Other non-current liabilities	31,618	19,355
Long-term liabilities	1,781,265	770,462
Total liabilities	2,050,288	926,192
Commitments and contingencies (see Note 18)
Class A common stock: $0.0001 par, 400,000,000 shares authorized at December 31, 2018 and December 31, 2017; 108,508,997 and 84,644,774 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	11	8
Class B common stock: $0.0001 par, 100,000,000 shares authorized at December 31, 2018 and December 31, 2017; 8,024,419 shares issued and outstanding at December 31, 2018 and December 31, 2017	1	1
Additional paid-in-capital	2,389,548	2,121,926
Accumulated other comprehensive loss	(68,026)	(49,497)
Accumulated deficit	(1,683,319)	(1,636,819)
Total shareholders' equity	638,215	435,619
Non-controlling interest	63,982	48,931
Total equity	702,197	484,550
Total liabilities and equity	$2,752,485	$1,410,742

Unaudited Pro Forma Quarterly Segment Operating Data
Modular - US Quarterly Results
Pro Forma4 Quarterly Results for the Year Ended December 31, 2018

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Modular space units on rent (average during the period)	86,145	86,959	86,953	86,369	86,610
Average modular space utilization rate	72.4%	73.9%	74.9%	75.3%	73.8%
Average modular space monthly rental rate	$508	$527	$549	$563	$537
Portable storage units on rent (average during the period)	18,517	17,948	17,689	17,868	18,043
Average portable storage utilization rate	70.8%	69.0%	68.5%	69.4%	69.4%
Average portable storage monthly rental rate	$114	$115	$118	$119	$116
Pro Forma4 Quarterly Results for the Year Ended December 31, 2017

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Modular space units on rent (average during the period)	84,707	86,032	86,905	87,208	86,146
Average modular space utilization rate	69.4%	70.6%	71.8%	72.4%	71.5%
Average modular space monthly rental rate	$459	$473	$484	$500	$480
Portable storage units on rent (average during the period)	19,496	18,873	18,979	19,074	19,135
Average portable storage utilization rate	73.6%	71.1%	71.9%	72.7%	72.9%
Average portable storage monthly rental rate	$105	$106	$108	$111	$107
Modular - Other North America Quarterly Results
Pro Forma4 Quarterly Results for the Year Ended December 31, 2018

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Modular space units on rent (average during the period)	9,165	9,251	9,258	9,180	9,201
Average modular space utilization rate	55.9%	56.8%	56.8%	56.6%	56.4%
Average modular space monthly rental rate	$557	$571	$581	$546	$565
Portable storage units on rent (average during the period)	455	469	458	429	451
Average portable storage utilization rate	55.5%	57.5%	57.0%	54.0%	55.6%
Average portable storage monthly rental rate	$105	$105	$96	$101	$102

Pro Forma4 Quarterly Results for the Year Ended December 31, 2017

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Modular space units on rent (average during the period)	9,147	9,388	9,607	9,381	9,357
Average modular space utilization rate	54.3%	56.0%	57.9%	57.0%	56.9%
Average modular space monthly rental rate	$564	$557	$576	$555	$564
Portable storage units on rent (average during the period)	460	454	451	451	454
Average portable storage utilization rate	52.7%	52.3%	53.5%	54.4%	54.7%
Average portable storage monthly rental rate	$98	$103	$109	$111	$105
Reconciliation of non-GAAP Financial Measures
The following presents definitions and reconciliations to the nearest comparable GAAP measure of certain WillScot and its operating segments’ non-GAAP financial measures used in this Annual Report on Form 10-K.
Adjusted EBITDA
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, fleet relocation expenses, employee training costs, and other costs.
•Non-cash charges for stock compensation plans.
•Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WillScot’s results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations. The following tables provide an unaudited reconciliation of Net loss to Adjusted EBITDA:

	Year Ended December 31,
(in thousands)	2018	2017	2016
Net loss	$(53,572)	$(149,812)	$(30,936)
Income from discontinued operations, net of tax	—	14,650	32,195
Loss from continuing operations	(53,572)	(164,462)	(63,131)
Income tax benefit	(38,600)	(936)	(24,502)
Loss from continuing operations before income tax	(92,172)	(165,398)	(87,633)
Interest expense, net (a)	98,433	107,076	84,443
Depreciation and amortization	134,740	81,292	78,000
Currency losses (gains), net	2,454	(12,878)	13,098
Goodwill and other impairments	1,600	60,743	5,532
Restructuring costs	15,468	2,196	2,810
Transaction costs	20,051	23,881	8,419
Integration costs	30,006	—	—
Stock compensation expense	3,439	9,382	—
Other expense (b)	1,514	2,515	1,845
Adjusted EBITDA	$215,533	$108,809	$106,514
(a) In connection with the ModSpace acquisition, the Company incurred bridge financing fees and upfront commitment fees of $20.5 million, included within interest expense, during the year ended December 31, 2018.
(b) Other expense represents primarily acquisition-related costs such as advisory, legal, valuation and other professional fees in connection with actual or potential business combinations, which are expensed as incurred, but do not reflect ongoing costs of the business.

Adjusted EBITDA Margin
The following unaudited table details the calculation of Adjusted EBITDA Margin %:

	2019	4Q2019 Run	Year Ended December 31,
(in thousands)	Outlook(a)	Rate Outlook	2018	2017	2016
Adjusted EBITDA	$355,000	$400,000	$215,533	$108,809	$106,514
Revenue	1,120,000	1,120,000	751,412	445,942	426,612
Adjusted EBITDA Margin %	31.7%	35.7%	28.7%	24.4%	25.0%

Modular Segment Adjusted EBITDA	$355,000	$400,000	$215,533	$123,921	$128,158
Modular Segment Revenue	1,120,000	1,120,000	751,412	446,589	427,500
Modular Segment Adjusted EBITDA Margin %	31.7%	35.7%	28.7%	27.7%	30.0%
(a) Represents the midpoint of Management's expected guidance range

Pro Forma Adjusted EBITDA
The following unaudited table provides a reconciliation of Net loss to pro forma unaudited Adjusted EBITDA:

(in thousands)	Pro Forma Combined Year Ended December 31, 2018		Pro Forma Combined Year Ended December 31, 2017
Historical WillScot net loss	$(53,572)		$(149,812)
Pre-acquisition Acton net loss	—	(a)	(3,251)	(a)
Pre-acquisition ModSpace net loss	(8,031)	(a)	(89,529)	(a)
Pro forma adjustments to net loss	31,591	(a)	30,177	(a)
Net loss	(30,012)		(212,415)
Income from discontinued operations, net of tax	—		14,650
Loss from continuing operations	(30,012)		(227,065)
Income tax benefit	(31,002)		(10,113)
Loss from continuing operations before income tax	(61,014)		(237,178)
Interest expense, net	119,361		121,429
Depreciation and amortization	161,506		144,514
Currency losses (gains), net	2,454		(2,048)
Goodwill and other impairments	1,600		60,743
Reorganization costs	—		92,450
Adjusted rental revenue resulting from fresh start	—		9,944
Restructuring costs	15,468		9,299
Transaction costs	5,261	(a)	23,881	(a)
Integration costs	30,006	(a)	814	(a)
Stock compensation expense	5,581	(a)	11,905	(a)
Other expense	4,305		2,101
Adjusted EBITDA	$284,528		$237,854
(a)The unaudited pro forma financial information has been prepared for WillScot, in accordance with SEC Regulation S-X Article 11, for the years ended December 31, 2018 and 2017. The unaudited pro forma income statements for the years ended December 31, 2018 and 2017 present the historical consolidated statement of operations of WillScot for the year ended December 31, 2018 and 2017, giving effect to the following items as if they had occurred on January 1, 2017:
ithe acquisition of ModSpace, including the issuance of shares of our Class A common stock and the 2018 Warrants to purchase shares of common stock to the sellers of ModSpace;
iivarious financing transactions, including: the issuance of 9,200,000 of our Class A common stock, the entry into the ABL Facility, as amended, and the issuance of $300.0 million of the 2023 Secured Notes and $200.0 million of Unsecured Notes.
iiithe effects of the Business Combination of Double Eagle and WSII in November of 2017; and
ivthe transaction costs incurred in connection with the acquisition of ModSpace, Acton, the financing transactions, and the Business Combination.
The unaudited pro forma condensed combined statement of operations do not give effect to the elimination of non-recurring reorganization gains, synergies as a result of restructuring, losses, or expenses incurred in connection with ModSpace’s exit from bankruptcy in March 2017. In addition, included within the Company’s historical statement of operations for the year ended December 31, 2017 are the following costs; (i) $15.1 million from related to corporate and other segment; (ii) $60.7 million in goodwill impairment; (iii) $23.9 million in transaction fees; (iv) $9.4 million in Algeco long-term incentive plans; (v) currency gains of $12.9 million; (vi) restructuring costs of $2.2 million; and (vii) other expense of $2.5 million.

Pro Forma Adjusted EBITDA Margin
The following unaudited table details the calculation of Pro Forma Adjusted EBITDA Margin %:

	Year Ended December 31,
(in thousands)	2018	2017
Pro Forma Adjusted EBITDA	$284,528	$237,854
Pro Forma Revenue	1,064,021	983,334
Pro Forma Adjusted EBITDA Margin %	26.7%	24.2%

Pro Forma Modular Segment Adjusted EBITDA	$284,528	$253,036
Pro Forma Modular Segment Revenue	1,064,021	983,334
Pro Forma Modular Segment Adjusted EBITDA Margin %	26.7%	25.7%

Adjusted Gross Profit
We define Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit is not a measurement of our financial performance under GAAP and should not be considered as an alternative to gross profit or other performance measure derived in accordance with GAAP. In addition, our measurement of Adjusted Gross Profit may not be comparable to similarly titled measures of other companies. Our management believes that the presentation of Adjusted Gross Profit provides useful information to investors regarding our results of operations because it assists in analyzing the performance of our business.
The following table provides an unaudited reconciliation of gross profit to Adjusted Gross Profit on a historical basis:

	Year Ended December 31,
(in thousands)	2018	2017	2016
Gross profit	$289,384	$165,570	$168,193
Depreciation of rental equipment	121,436	72,639	68,981
Adjusted Gross Profit	$410,820	$238,209	$237,174

Net Capital Expenditures for Rental Equipment
We define Net Capital Expenditures for Rental Equipment as capital expenditures for purchases and capitalized refurbishments of rental equipment, reduced by proceeds from the sale of rental equipment. Our management believes that the presentation of Net Capital Expenditures for Rental Equipment provides useful information to investors regarding the net capital invested into our rental fleet each year to assist in analyzing the performance of our business.
The following table provides an unaudited reconciliation of Purchase of rental equipment to Net Capital Expenditures for Rental Equipment on a historical basis:

	Year Ended December 31,
(in thousands)	2018	2017	2016
Total purchase of rental equipment	$(160,883)	$(111,701)	$(69,070)
Total purchases of rental equipment from discontinued operations	—	(9,491)	(5,102)
Total purchases of rental equipment from continuing operations	(160,883)	(102,210)	(63,968)
Proceeds from sale of rental equipment	30,761	28,041	26,636
Net Capital Expenditures for Rental Equipment	$(130,122)	$(74,169)	$(37,332)

Net CAPEX and Adjusted EBITDA less Net CAPEX
We define net capital expenditures ("Net CAPEX") as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively "total capital expenditures"), less proceeds from sale of rental equipment. Adjusted EBITDA less Net CAPEX is defined as Adjusted EBITDA less the gross profit on sale of rental units, less Net Capital Expenditures. Adjusted EBITDA less Net CAPEX is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or other performance measure derived in accordance with GAAP. In addition, our measurement of Adjusted EBITDA less Net CAPEX may not be comparable to similarly titled measures of other companies. Our management believes that the presentation of Adjusted EBITDA less Net CAPEX provides useful information to investors regarding our results of operations because it assists in analyzing the performance of our business.
The following tables provide unaudited reconciliations of Net income (loss) to Adjusted EBITDA less Net CAPEX on a historical quarterly basis:
Quarterly Consolidated Results for the Year Ended December 31, 2018

(in thousands)	Q1	Q2	Q3	Q4	Full Year
Net (loss) income	$(6,835)	$379	$(36,729)	$(10,387)	$(53,572)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—
Loss from continuing operations	(6,835)	379	(36,729)	(10,387)	(53,572)
Income tax benefit	(420)	(6,645)	(6,507)	(25,028)	(38,600)
Loss from continuing operations before income taxes	(7,255)	(6,266)	(43,236)	(35,415)	(92,172)
Interest expense, net	11,719	12,155	43,447	31,112	98,433
Operating income (loss)	4,464	5,889	211	(4,303)	6,261
Depreciation and amortization	26,281	25,040	39,254	44,165	134,740
EBITDA	30,745	30,929	39,465	39,862	141,001
Goodwill and other impairments	—	—	—	1,600	1,600
Currency losses (gains), net	1,024	572	(425)	1,283	2,454
Restructuring costs	628	449	6,137	8,254	15,468
Integration costs	2,630	4,785	7,453	15,138	30,006
Stock compensation expense	121	1,054	1,050	1,214	3,439
Other expense	344	9	266	895	1,514
Adjusted EBITDA	35,492	41,916	64,618	73,507	215,533
Less:
Gain on insurance proceeds	3,000	1,765	—	—	4,765
Less:
Rental units sales	3,811	2,435	9,567	9,204	25,017
Rental units cost of sales	2,315	1,263	5,750	7,331	16,659
Gross profit on sale of rental units	1,496	1,172	3,817	1,873	8,358
Less:
Total capital expenditures	33,084	33,295	48,216	50,910	165,505
Total proceeds from rental unit sales from continuing operations	8,128	3,905	9,560	9,168	30,761
Net capital expenditures from continuing operations	24,956	29,390	38,656	41,742	134,744
Adjusted EBITDA less Net CAPEX	$6,040	$9,589	$22,145	$29,892	$67,666

Quarterly Consolidated Results for the Year Ended December 31, 2017

(in thousands)	Q1	Q2	Q3	Q4	Full Year
Net loss	$(10,179)	$(5,896)	$(8,357)	$(125,380)	$(149,812)
Income from discontinued operations, net of tax	2,205	3,840	5,078	3,527	14,650
Loss from continuing operations	(12,384)	(9,736)	(13,435)	(128,907)	(164,462)
Income tax (benefit) expense	(4,869)	(5,269)	(7,632)	16,834	(936)
Loss from continuing operations before income taxes	(17,253)	(15,005)	(21,067)	(112,073)	(165,398)
Interest expense, net	22,077	26,398	26,447	32,154	107,076
Operating income (loss)	4,824	11,393	5,380	(79,919)	(58,322)
Depreciation and amortization	18,661	19,364	20,914	22,353	81,292
EBITDA	23,485	30,757	26,294	(57,566)	22,970
Goodwill and other impairments	—	—	—	60,743	60,743
Currency gains, net	(2,002)	(6,497)	(4,270)	(109)	(12,878)
Restructuring costs	284	684	1,156	72	2,196
Transaction costs	86	776	5,233	17,786	23,881
Stock compensation expense	—	—	—	9,382	9,382
Other expense	93	527	972	923	2,515
Adjusted EBITDA	21,946	26,247	29,385	31,231	108,809
Less:
Rental units sales	5,844	4,778	6,606	4,672	21,900
Rental units cost of sales	3,708	2,575	3,784	2,576	12,643
Gross profit on sale of rental units	2,136	2,203	2,822	2,096	9,257
Less:
Total capital expenditures	25,600	30,638	28,976	30,933	116,147
Total capital expenditures from discontinued operations	2,280	1,932	2,643	3,035	9,890
Total capital expenditures from continuing operations	23,320	28,706	26,333	27,898	106,257
Proceeds from rental unit sales	5,844	4,778	8,128	9,291	28,041
Proceeds from rental unit sales from discontinued operations	—	—	1,522	—	1,522
Proceeds from rental unit sales from continuing operations	5,844	4,778	6,606	9,291	26,519
Net capital expenditures from continuing operations	17,476	23,928	19,727	18,607	79,738
Adjusted EBITDA less Net CAPEX	$2,334	$116	$6,836	$10,528	$19,814

Consolidated Results for the Year Ended December 31, 2016

(in thousands)	Q1	Q2	Q3	Q4	Full Year
Net (loss) income	$(7,045)	$(933)	$2,325	$(25,283)	(30,936)
Income from discontinued operations, net of tax	8,692	7,912	10,726	4,865	32,195
Loss from continuing operations	(15,737)	(8,845)	(8,401)	(30,148)	(63,131)
Income tax benefit	(5,038)	(5,993)	(5,651)	(7,820)	(24,502)
Loss from continuing operations before income taxes	(20,775)	(14,838)	(14,052)	(37,968)	(87,633)
Interest expense, net	20,582	20,862	21,077	21,922	84,443
Operating (loss) income	(193)	6,024	7,025	(16,046)	(3,190)
Depreciation and amortization	19,987	18,877	18,576	20,560	78,000
EBITDA	19,794	24,901	25,601	4,514	74,810
Goodwill and other impairments	—	—	—	5,532	5,532
Currency (gains) losses, net	(1,445)	6,251	1,055	7,237	13,098
Restructuring costs	184	1,338	497	791	2,810
Transaction costs	5,392	2,066	436	525	8,419
Other expense	67	348	136	1,294	1,845
Adjusted EBITDA	23,992	34,904	27,725	19,893	106,514
Less:
Rental units sales	2,945	8,334	5,313	5,350	21,942
Rental units cost of sales	1,862	2,662	3,179	3,191	10,894
Gross profit on sale of rental units	1,083	5,672	2,134	2,159	11,048
Less:
Total capital expenditures	13,232	16,942	19,048	22,208	71,430
Total capital expenditures from discontinued operations	915	215	497	3,498	5,125
Total capital expenditures from continuing operations	12,317	16,727	18,551	18,710	66,305
Total proceeds from rental unit sales	4,864	11,109	5,313	5,350	26,636
Net capital expenditures from continuing operations	7,453	5,618	13,238	13,360	39,669
Adjusted EBITDA less Net CAPEX	$15,456	$23,614	$12,353	$4,374	$55,797

The following table provides an unaudited reconciliation of 2019 outlook purchases of rental equipment to Net capital expenditures and net rental capital expenditures (outlook presented represents the midpoint of the Company's 2019 guidance ranges):
Consolidated Outlook for the Year Ended December 31, 2019

Outlook for the Twelve Months Ended December 31
(in thousands)	2019
Total purchase of rental equipment	$(173,000)
Proceeds from sale of rental equipment	38,000
Net Capital Expenditures for Rental	(135,000)
Purchase of property, plant and equipment	(10,000)
Net Capital Expenditures	$(145,000)